UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 18, 2009

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

1-2323	THE CLEVELAND ELECTRIC ILLUMINATING COMPANY	34-0150020
(An Ohio Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 18, 2009, The Cleveland Electric Illuminating Company (CEI) issued and sold $300,000,000 aggregate principal amount of its First Mortgage Bonds, 5.50% Series, due 2024 pursuant to the terms of an Underwriting Agreement, dated August 13, 2009 among CEI and Goldman, Sachs & Co., KeyBanc Capital Markets Inc. and UBS Securities LLC, as representatives of the underwriters listed on Schedule I thereto.  The Bonds are registered under CEI’s automatic shelf registration statement on Form S-3 (SEC File No. 333-153608-05), which was filed and became effective on September 22, 2008.

The Bonds will mature on August 15, 2024 and bear interest at the rate of 5.50% per annum payable on February 15 and August 15 in each year beginning on February 15, 2010 until maturity.

The Bonds will be redeemable, in whole or in part, at CEI’s option, at any time prior to maturity at a “make-whole” redemption price as set forth in the form of such Bonds included in the Ninetieth Supplemental Indenture referenced below.

CEI intends to deposit or otherwise set aside a portion of the net proceeds from the sale of the Bonds for the replacement of $150 million of its 7.43% Series D Secured Notes due 2009 which were originally issued in 1997 and will be paid upon their maturity on November 1, 2009.  The remaining net proceeds will be used to repay short-term debt and for other general corporate purposes.

The terms of the Bonds were established in a Ninetieth Supplemental Indenture, dated as of August 1, 2009, to the Mortgage and Deed of Trust, dated July 1, 1940, between CEI and JPMorgan Chase Bank, N.A., as Successor Trustee, a copy of which is filed as Exhibit 4.1 under Item 9.01 hereof.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1
Underwriting Agreement, dated as of August 13, 2009, among The Cleveland Electric Illuminating Company and Goldman, Sachs & Co., KeyBanc Capital Markets Inc. and UBS Securities LLC as representatives of the Underwriters named in Schedule I to the Underwriting Agreement

4.1	Ninetieth Supplemental Indenture, dated as of August 1, 2009, to The Cleveland Electric Illuminating Company’s Mortgage and Deed of Trust dated July 1, 1940
4.2	Form of First Mortgage Bonds, 5.50% Series due 2024 (contained in Exhibit 4.1 hereto)
5.1	Opinion of Associate General Counsel Wendy E. Stark, Esq. relating to the Bonds
23.1	Consent of Wendy E. Stark, Esq. (contained in Exhibit 5.1 hereto)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

August 20, 2009

THE CLEVELAND ELECTRIC
ILLUMINATING COMPANY
Registrant

By: /s/ Lisa S. Wilson
Lisa S. Wilson
Assistant Controller